Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 2,645 Registration Statement Nos. 333-221595; 333-221595-01 Dated October 1, 2019; Filed pursuant to Rule 433

7-Year Morgan Stanley MAP Trend Index Jump Notes with Auto-Callable Feature

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	Morgan Stanley MAP Trend Index (MSUSMAPT)
Early redemption:	Determination dates:	Redemption threshold levels:	Call premium:
	1st:	At most 104.00% of the initial index value	At least 10.00%
	2nd:	At most 106.00% of the initial index value	At least 15.00%
	3rd:	At most 108.00% of the initial index value	At least 20.00%
	4th:	At most 110.00% of the initial index value	At least 25.00%
	5th:	At most 112.00% of the initial index value	At least 30.00%
Pricing date:	October 28, 2019
Final determination date:	October 28, 2026
Maturity date:	November 2, 2026
CUSIP:	61769HA54
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/ 000095010319013358/dp113829_424b2-ps2645.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in Underlying	Payment (per note)
1st Determination Date	0%	--
2nd Determination Date	+40%	$1,150.00
The notes are automatically redeemed on the second annual early redemption date. Investors will receive $1,150.00 per note on the related early redemption date, corresponding to an annual return of approximately 5.00%.

Hypothetical Payout at Maturity[1]
Assuming the index closing value on each annual determination date is less than the applicable redemption threshold level, and, consequently, the notes are not automatically redeemed prior to, and remain outstanding until, maturity:
Change in Underlying	Return on Notes
+40%	40%
+30%	30%
+20%	20%
+15%	15%
+10%	10%
+5%	5%
0%	0%
-5%	0%
-10%	0%
-15%	0%
-20%	0%
-30%	0%
-40%	0%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	The notes do not pay interest and may not pay more than the stated principal amount at maturity.

•	If the notes are automatically redeemed prior to maturity, the appreciation potential of the notes is limited by the fixed early redemption payment specified for each of the first five annual determination dates.

•	The automatic early redemption feature may limit the term of your investment to as short as approximately two years. If the notes are redeemed early, you may not be able to reinvest at comparable terms or returns.

•	The redemption threshold level increases progressively over the term of the notes.

•	The market price of the notes will be influenced by many unpredictable factors.

•	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The estimated value of the notes is approximately $939.20 per note, or within $30.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	There are risks associated with the underlying index.

•	The level of the underlying index can go down as well as up.

•	The base allocation of ETFs in the Asset Portfolio is determined in reference to each ETF’s Risk Budget

•	and volatility.

•	There are risks associated with the underlying index’s momentum investment strategy.

•	Low volatility in the underlying index is not synonymous with low risk in an investment linked to the underlying index.

•	While the underlying index has a Volatility Target of 5%, there can be no guarantee, even if the Asset Portfolio is rebalanced daily, that the realized volatility of the underlying index will not be less than or greater than 5%.

•	There can be no assurance that the actual volatility of the underlying index will be lower than the volatility of any or all of the Index Components.

•	The volatility target feature of the underlying index may dampen its performance in bullish markets.

•	The value of the underlying index and any instrument linked to the underlying index may increase or decrease due to a number of factors, many of which are beyond our control.

•	The future performance of the underlying index may bear little or no relation to the historical or hypothetical retrospective performance of the underlying index.

•	The underlying index is particularly susceptible to “choppy” markets.

•	The underlying index has fixed weighting constraints.

•	The underlying index was established on March 7, 2017 and therefore has a very limited history.

•	As the underlying index is new and has very limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

•	The underlying index is reduced by an excess return cost.

•	The underlying index contains embedded costs.

•	An investment in the notes involves risks associated with emerging markets equities and bonds, currency exchange rates and commodities.

•	Changes in the value of the Index Components may offset each other.

•	The Morgan Stanley Two Year Treasury Index can produce negative returns, which may have an adverse effect on the level of the respective Sub-Indices, and consequently, the level of the index.

•	Adjustments to the underlying index could adversely affect the value of instruments linked to the underlying index.

•	Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component ETFs or the Morgan Stanley Two Year Treasury Index.

•	Reliance on information.

•	Research.

•	MS & Co., which is a subsidiary of Morgan Stanley and an affiliate of MSFL, is both the calculation agent and the underlying index publisher, and will make determinations with respect to the notes and the underlying index.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

•	Adjustments to the underlying index could adversely affect the value of the notes.

•	Investing in the notes is not equivalent to investing in the underlying index.

•	The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 7-year term of the notes.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.